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                                                                      EXHIBIT 11

                               HEALTHSOURCE, INC.
                       COMPUTATION OF NET INCOME PER SHARE
                                   (UNAUDITED)


                                                       Three Months Ended
                                                            March 31,
                                                    -------------------------
                                                      1997             1996
                                                    -------          --------
                                                          (in thousands
                                                      except per share data)

Net income  . . .. . . . . . . . . . . . .          $ 6,976          $ 15,562
Preferred dividend . . . . . . . . . . . .                -            (1,128)
                                                    -------          --------
Net income available
  to common stockholder  . . . . . . . . .          $ 6,976          $ 14,434
                                                    =======          ========

COMPUTATION OF SHARES OUTSTANDING:
Average weighted common shares
    outstanding  . . . . . . . . . . . . .           63,823            63,615
Dilutive effect of stock options issued  .              443             2,338
                                                    -------          --------
Average weighted common shares and share
    equivalents outstanding  . . . . . . .           64,266            65,953
                                                    =======          ========

NET INCOME PER COMMON SHARE: . . . . . . .          $   .11          $    .22


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